UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 28, 2006

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Hawaii Street

El Segundo, California 90245

(Address of principal executive offices including Zip Code)

(310) 536-2400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 28, 2006, the Board of Directors of DaVita Inc. (the “Company”) approved the appointment of James Hilger, age 44, as the Company’s Vice President and Controller, effective May 15, 2006. Mr. Hilger joined the Company in September 2005 as its Vice President, Finance. From September 2003 until joining the Company, Mr. Hilger served as Vice President, Finance and Administration and Chief Financial Officer of Pyramid Breweries, a brewer of specialty beverages. From December 1998 to July 2003, Mr. Hilger served in positions as Chief Executive Officer and Chief Financial Officer of WorldCatch, Inc., a seafood industry company. From 1987 until joining WorldCatch, Inc., Mr. Hilger held a variety of senior financial positions in the food industry. Mr. Hilger began his career in public accounting with Ernst & Whinney.

The Company entered into an employment agreement (the “Hilger Agreement”) dated September 22, 2005 with Mr. Hilger pursuant to which Mr. Hilger agreed to serve as the Company’s Vice President and Controller. Mr. Hilger receives an annual base salary of $190,000 and is eligible to receive a performance bonus in an amount to be determined by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board of Directors. Mr. Hilger also received a signing bonus in the amount of $25,000. Under the Hilger Agreement, Mr. Hilger received a grant of an option to purchase 30,000 shares of the Company’s common stock at an exercise price equal to the closing price of the stock on September 22, 2005. The option has a five-year term, with 25% vesting on the first anniversary date of the grant, 8.33% vesting on the twentieth month after the date of grant, and 8.33% every four months thereafter.

Under the terms of the Hilger Agreement, Mr. Hilger is an “at will” employee, which means that either Mr. Hilger or the Company may terminate his employment at any time. In the event that Mr. Hilger’s employment is terminated for reasons other than death, Material Cause or Disability (as each is defined in the Hilger Agreement), Mr. Hilger is entitled to receive his base salary and health benefits for a period of one year following termination. The Hilger Agreement provides further that Mr. Hilger is prohibited from soliciting, patients, customers or physicians of the Company to patronize a competing facility or to terminate their business relationship with the Company for a period of one year following the termination of his employment for any reason.

There are no family relationships between Mr. Hilger and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company. The Company has had no transactions since the beginning of its last fiscal year, and has no transactions proposed, in which Mr. Hilger, or any member of his immediate family, has a direct or indirect material interest.

On April 28, 2006, the Board of Directors of the Company approved the appointment of Gary Beil, age 54, as the Company’s acting Chief Financial Officer, effective May 15, 2006. Mr. Beil has been the Company’s Vice President and Controller since November 1999 and served as the interim Chief Financial Officer from February 2004 to November 2004. From 1979 to 1999, Mr. Beil held a variety of divisional and corporate finance positions with The Boeing Company, including Corporate Vice President and Controller from March 1996 to March 1999.

The Company entered into an employment agreement (the “Beil Agreement”) dated November 29, 1999 with Mr. Beil pursuant to which Mr. Beil agreed to serve as Vice President and Controller of the Company. The Beil Agreement provides for a bonus opportunity in an amount to be determined by the Company. Under the terms of the Beil Agreement, Mr. Beil is an “at will” employee, which means that either Mr. Beil or the Company may terminate his employment at any time. If Mr. Beil resigns following a Constructive Discharge following a Change of Control, (as each is defined in the Beil Agreement), Mr. Beil is entitled to receive his then-current salary for a twelve month period following the termination of his employment. The Beil Agreement provides that Mr. Beil is prohibited from soliciting employees of the Company for a period of one year following the termination of his employment.

There are no family relationships between Mr. Beil and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company. The Company has had no transactions since the beginning of its last fiscal year, and has no transactions proposed, in which Mr. Beil, or any member of his immediate family, has a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: May 4, 2006	/s/ Joseph Schohl
Joseph Schohl Vice President, General Counsel and Secretary